Exhibit 10

September 21, 2016

Dear Tom:

Pursuant to the Confidential Settlement and Release Agreement entered into and effective as of August 18, 2016 among Viacom Inc. (the “Company”), you and various other parties, your employment as interim President and Chief Executive Officer of the Company was to terminate on September 30, 2016, unless otherwise agreed in writing between you and the Company (upon approval from the Board of Directors of the Company). This letter will confirm our mutual agreement that the date on which your employment as interim President and Chief Executive Officer is scheduled to terminate will be extended to November 15, 2016.

In consideration of your agreement to the requested extension, you will have the opportunity to earn a “Retention Payment” of $4,375,000, by not resigning your employment before November 15, 2016. In addition, the Retention Payment shall be deemed earned if Viacom terminates your employment before November 15, 2016, in which case the amount thereof will be increased to reflect the additional salary you would have earned had you in fact remained employed through November 15, 2016. If earned, and subject to your execution and non-revocation of the release of claims required by your Employment Agreement dated March 17, 2016 and set out in Schedule B thereto, (i) this Retention Payment shall be payable, subject to applicable withholding taxes, in a single lump sum on November 23, 2016, and (ii) upon payment of the Retention Payment you will waive any right you would otherwise have to receive payment of a prorated annual bonus under Viacom’s Senior Executive Short-Term Incentive Plan for Viacom’s

fiscal year ending September 30, 2017.1 For the avoidance of doubt, the opportunity to earn the Retention Payment shall not constitute an adjustment to your annual base salary or the Applicable Bonus Amount for purposes of calculating the Severance Payment (as such terms are defined in Section 10(d)(ii)(c) of your Employment Agreement).

The compensation due to you upon termination of employment are set out in the Confidential Settlement and Release Agreement and in your Employment Agreement. This letter agreement shall not constitute an amendment, modification or waiver of the terms of the Confidential Settlement and Release Agreement or, except for the change in your scheduled date of termination to November 15, 2016 and the additional compensation represented by the Retention Payment, of your Employment Agreement, each of which shall remain in effect.

Viacom certifies that as required by Section 2 of the Confidential Settlement and Release Agreement, Viacom’s Board of Directors has approved this letter agreement.

1   That prorated annual bonus amount would otherwise be required by Section 10(d)(ii)(b) of your Employment Agreement and the Settlement and Release Agreement dated August 18, 2016, to which you and Viacom are parties, on account of termination at November 15, 2016, taking into account the employment extension to November 15, 2016.

This letter agreement is executed by you and Viacom as of the first date first written above.

/s/ Thomas E. Dooley

Thomas E. Dooley

VIACOM INC.

/s/ Michael D. Fricklas

Name: Michael D. Fricklas

Title: Executive Vice President, General

Counsel and Secretary

[Signature Page to T. Dooley Letter Agreement]